ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2004

ASPEN GROUP RESOURCES CORPORATION

AND SUBSIDIARIES

INDEX

      Page No.

FINANCIAL INFORMATION

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheet as of

September 30, 2004 and 2003 (unaudited)

3

Condensed Consolidated Statements of Operations for the

nine months ended September 30, 2004 and 2003 (unaudited)

4

Condensed Consolidated Statements of Cash Flows for the

nine months ended September 30, 2004 and 2003 (unaudited)

5

NOTES TO CONDENSED CONSOLIDATE FINANCIAL STATEMENTS (unaudited)

Nature of Business and Basis of Preparation and Presentation

Nature of Business

6

Financial Statement Presentation

6

Earnings Per Share

6

Common Stock Issued

6

Operations

7

Related Party Transactions

7

Other Information

Safe Harbor Statement

7

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

September 30, 2004   (Unaudited)

(Expressed in US Dollars)

	September 30, 2004 (Unaudited)	December 31, 2003 (audited)
ASSETS
Current Assets
Cash	$537,993	$627,291
Accounts receivable
Trade	2,249,887	3,833,812
Sale of assets	18,345,832	541,660
Other	21,565	40,552
Materials and supplies inventory	641,952	104,577
Prepaid expenses	72,057	41,228
Total current assets	21,869,286	5,189,120

Proved Oil & Gas Properties (full cost method)
net of accumulated depletion of $12,867,571 and $27,273,506	4,862,574	39,487,383

Property and Equipment
net of accumulated depreciation of $2,292,829 and $2,182,742	848,385	883,198

Other Assets
Notes receivable	40,442	40,685
Deposits and other assets	8,880	23,192

Total Assets	$27,629,567	$45,623,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable
Trade	$3,130,267	$4,910,152
Revenue distribution	1,025,095	763,664
Accrued expenses	-	134,287
Accrued interest	45,062	45,062
Current maturities of long-term debt	10,905,727	13,443,332
Total current liabilities	15,106,151	19,296,497

Long-Term Debt, less Current Maturities	19,788	99,005

Asset Retirement Obligation	309,631	317,846

Deferred income taxes		-

Stockholders’ Equity
Preferred stock, no par value, authorized-unlimited, issued – none
Common stock, no par value, authorized-unlimited,
issued 71,178,037 shares in 2004 and 51,378,037 in 2003	62,171,222	58,895,708
Less subscriptions for 122,535 shares	(214,436)	(214,436)
Less 911,118 shares of treasury stock – at cost	(114,774)	(113,849)
Warrants and beneficial conversion feature	823,695	823,695
Accumulated deficit	(50,471,710)	(33,480,888)
Total stockholders’ equity	12,193,997	25,910,230

Total Liabilities and Stockholders’ Equity	27,629,567	45,623,578

      “signed Robert Calentine”

“signed Allan Thorne”

Robert L. Calentine, Director and CEO

Allan C. Thorne, CFO

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Expressed in US Dollars)

	Period from July 1, 2004 to Sept 30, 2004 (Unaudited)	Period from July 1, 2003 to Sept 30, 2003 (Unaudited)	Period from January 1, 2004 to Sept 30, 2004 (Unaudited)	Period from January 1, 2003 to Sept 30, 2003 (Unaudited)

REVENUE:
Oil and gas sales	$587,503	$2,318,871	$4,273,270	$6,262,314
Product and service revenues	305,283	295,463	827,475	780,541
Total revenue	$892,786	$2,614,334	$5,100,745	$7,042,855

EXPENSES:
Oil and gas production	$469,838	$814,067	$1,857,889	$2,348,697
Operating expenses	251,619	181,144	610,268	530,200
General and administrative	995,637	384,411	2,355,240	1,300,625
Depreciation and depletion	411,866	829,672	2,206,312	2,170,569
Total expenses	2,128,960	2,209,294	7,029,709	6,350,091

EARNINGS (LOSS) FROM OPERATIONS	(1,236,174)	405,040	(1,928,964)	692,764

OTHER
Interest and financing expense	(215,811)	(168,167)	(507,477)	(585,007)

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(1,451,985)	236,873	(2,436,441)	107,757

DEFERRED INCOME TAX
RECOVERY (EXPENSE)	-	(1,533)	-	(91,060)
LOSS ON SALE OF ASSETS	(14,554,381)	(53,364)	(14,554,381)	(38,863)

NET EARNINGS (LOSS)	$(16,006,366)	$181,976	$(16,990,822)	$(22,166)

NET EARNINGS (LOSS) PER SHARE	$(0.26)	$(0.003)	$(0.31)	$(0.000)

WEIGHTED AVERAGE SHARES	62,039,901	51,378,037	55,365,150	49,575,839

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

 (Unaudited)

(Expressed in US Dollars)

	Period from July 1, 2004 to Sept 30, 2004 (Unaudited)	Period from July 1, 2003 to Sept 30, 2003 (Unaudited)	Period from January 1, 2004 to Sept 30, 2004 (Unaudited)	Period from January 1, 2003 to Sept 30, 2003 (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(16,006,356)	$181,976	$(16,990,812)	$(22,166)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Loss on sale of assets	14,554,381	53,364	14,554,381	38,863
Deferred income tax expense (benefit)	-	1,533	-	91,060
Depreciation and depletion	434,357	822,325	2,206,312	2,149,245
Accretion	(30,706)	7,347	(8,215)	21,324
Common stock and warrants issued for services and other expenses	-	-	-	-
Cash flow from operations	(1,048,324)	1,066,545	(238,334)	2,278,326

Change in assets and liabilities net of effects from:
Accounts receivable	(16,724,546)	(219,234)	(16,206,778)	1,520,988
Materials and supplies inventory	(532,782)	-	(532,782)	-
Accounts payable and accrued liabilities	(1,197,520)	147,821	(4,190,406)	(4,131,066)
Prepaid expenses	4,779	46,200	(30,829)	9,877
Other	-	(33,554)	-	(37,123)
Net cash provided by operating activities	(19,498,393)	1,007,778	(21,199,129)	(358,998)

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft repayments	-	(52,658)	-	(58,892)
Costs related to sale of stock and issuance of notes	-	-	(112,827)	-
Issuance of notes payable and long-tem debt	-	490,700	-	490,700
Sale of common stock	1,549,100	-	3,388,341	995,243
Repayment of notes payable and long-term debt	(27,776)	(19,630)	(79,217)	(308,264)
Net cash provided by (used by) financing activities	1,521,324	418,412	3,196,297	1,118,787

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of other assets	-	-	-	655,117
Proceeds from sale of equipment	-	-	-	16,191
Proceeds from sale of oil and gas properties	18,835,821	-	18,835,821	331,814
Exploration and development cost capitalized	(455,557)	(1,276,225)	(847,013)	(1,579,829)
Acquisitions of office furniture and equipment	-	-	(16,030)	(26,949)
Acquisitions of property and equipment	(59,244)	-	(59,244)	-
Other assets	-	-	-	-
Net cash provided by (used by) investing activities	18,321,020	(1,276,225)	17,913,534	(603,656)

NET INCREASE (DECREASE)	343,951	149,965	(89,298)	156,133

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	194,042	56,184	627,291	50,016

CASH AND CASH EQUIVALENTS - END OF PERIOD	$537,993	$206,149	$537,993	$206,149

SUPPLEMENTAL INFORMATION - CASH PAID INTEREST	215,811	168,167	507,477	333,408

See accompanying notes to these condensed consolidated financial statements

ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

NATURE OF BUSINESS AND BASIS OF PREPARATION AND PRESENTATION

Nature of Business

Aspen Resources Corporation’s primary business focus is to build value through the development of its existing producing oil and gas properties by conducting an active exploitation program on these properties and pursuing the acquisition, development, and exploitation of oil and gas properties in both the United States and Canada that offer the potential for increased production while continuing to control cost.

Financial Statement Presentation

The Condensed Consolidated Financial Statements of Aspen Resources Corporation and Subsidiaries (collectively the "Company" or "Aspen") included herein have been prepared by Aspen without audit.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted U. S. accounting principles have been condensed or omitted, since Aspen believes that the disclosures included are adequate to make the information presented not misleading.  In the opinion of Management, the Condensed Consolidated Financial Statements include all adjustments consisting of normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows as of the dates and for the periods presented.  These Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and the notes thereto included for the fiscal year ended December 31, 2003.

EARNINGS PER SHARE

Diluted earnings per share for the nine month period ending September 30, 2004 and 2003 are the same as basic earnings per share because the exercise of potentially dilutive securities would not have an effect.

COMMON STOCK ISSUED

	2004		2003
	Number of Shares	Amount	Number of Shares	Amount
Balance, beginning of period	51,378,037	$58,895,708	39,378,037	$57,952,574
Transactions during the period
Private Placement	12,000,000	$2,256,900	12,000,000	943,134
Exercised Purchase Warrants	7,800,000	$1,018,614	-	-

Balance, end of period	71,178,037	$62,171,222	51,378,037	$58,895,708

On April 5, 2004, the Company completed a private placement of 12 million special warrants at $0.25 each for gross proceeds of $3.0 million (Canadian).  Each special warrant is comprised of one common share and one half of one common share purchase warrant with each whole common share purchase warrant exercisable for one common share at a price of $0.35 until April 5, 2005.  The common shares and warrants issued carried a four-month hold period under Canadian securities laws from the date of close.

Notes Page

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ASPEN GROUP RESOURCES CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Expressed in US Dollars)

OPERATIONS

The Company's operations for the nine month periods are carried on in the following geographic locations:

	US	Canada	Total
September 30, 2004
Total assets	$22,100,608	$5,643,733	$27,744,341
Gross revenue	3,068,575	2,032,170	5,100,745
Net earnings (loss) - operations	(1,770,151)	(666,290)	(2,436,441)
Loss on sale of assets	(14,554,381)	-	(14,554,381)
Net earnings (loss)	(16,324,532)	(666,290)	(16,990,822)
Earnings (loss) per share	(0.30)	(0.01)	(0.31)

September 30, 2003
Total assets	$37,958,204	$11,716,171	$49,674,375
Gross revenue	4,464,795	2,578,060	7,042,855
Net income (loss)	(29,288)	7,122	(22,166)
Earnings per share	(0.000)	0.000	(0.000)

RELATED PARTY TRANSACTIONS

During the nine month period ended September 30, 2004, legal expenses of approximately $75,000 were invoiced from a firm for which one of the directors is a partner.

SUBSEQUENT EVENTS

On July 7, 2004 the company signed a Letter of Intent with a third party to sell its U.S. oil and gas assets for approximately $22 million cash pending closing adjustments.  This transaction closed on October 15, 2004 effective June 1, 2004.  The closing cash price for all of the U.S. oil and gas properties netted the company $18,345,831.00 dollars.  The company has used these funds to retire Aspen Energy Groups bank debt of $8,706,210 and Aspen Group Resources Corporation’s production loan of $873,768.00.  The balance of the funds are available for future exploration and development costs.

OTHER INFORMATION

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements in this filing, and elsewhere (such as in other filings by Aspen Resources with the Commission, press releases, presentations by Aspen Resources Corporation or its management and oral statements) constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aspen Resources Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, (i) significant variability in Aspen’s quarterly revenues and results of operations as a result of variations in the Aspen’s production in a particular quarter while a significant percentage of its operating expenses are fixed in advance, (ii) changes in the prices of oil and gas, (iii) Aspen’s ability to obtain capital and (iv) other risk factors commonly faced by small oil and gas companies.

Notes Page

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